FEDERAL SIGNAL CORPORATION REPORTS FOURTH QUARTER EARNINGS OF $.28 PER
SHARE; ANNOUNCES PLANS TO EXIT LEACH REFUSE BUSINESS
— Highlights —
•	Fourth quarter earnings from continuing operations rise sharply to $.28 per share

•	Refuse truck body operations planned for divestiture; $34 million write-down taken

•	Q4 gross margin improves to 26.1% due to improvements at Fire Rescue and Tool

•	Average operating working capital improves significantly to 19.7% of revenue at the end of 2005 versus 24.5% at the end of 2004

•	Economic value improves $45 million compared to 2004

•	Net manufacturing debt declines to $184 million from $220 million in 2004
Oak Brook, Illinois, February 21, 2006 — Federal Signal Corporation reported net income from continuing operations of $.28 per share for the fourth quarter of 2005 on revenue of $307 million. Fourth quarter results reflect the decision to exit the refuse truck body business and the closure of a small Brazilian subsidiary which produced parking systems. Including impairment charges and losses from discontinued operations, the company recorded a $25.9 million net loss in the quarter.
Fourth quarter income from continuing operations benefited from improved operating performance at Fire Rescue and Tool, and lower income tax expense in part due to the $.05 per share tax savings associated with repatriating $23 million of offshore cash under the provisions of the American Jobs Creation Act.
For the same quarter in 2004, the Company recorded net income from continuing operations of $.00 per share on revenue of $300 million, including $.03 per share in after-tax charges related to restructuring activities and $.14 per share in losses recorded on a multi-year fire equipment contract.
For the full year 2005, the company reported $1.16 billion in revenues and income of $.98 per share from continuing operations. This includes a $.13 per share gain associated with the divestiture of two industrial lighting product lines, and $.21 per share of reduced income tax expense mainly associated with the completion of a 5-year income tax audit and the tax benefit of repatriating offshore cash. Earnings in 2005 were negatively impacted by $.01 per share of expense associated with the completion of restructuring activities initiated in 2004. For the full year 2004, the company reported income of $.20 per share from continuing operations, including $.09 per share in charges associated with restructuring, on revenues of $1.06 billion. In addition to the one-time items mentioned above, the year-to-year earnings improvement is attributed to improved operating results at Fire Rescue and strength across other operating groups.

Robert D. Welding, president and chief executive officer, stated, “We had a strong fourth quarter, continuing the upward trend in operating earnings and margin performance that we have seen throughout the year. Our Fire Rescue operations are steadily recovering, and our other divisions are performing well.
“I am pleased with the Company’s performance in 2005. Revenue grew 9% and we more than doubled our earnings even excluding the tax and divestiture gains. We generated $73 million in cash from operations and strengthened our balance sheet. Incented by our new economic value based compensation system, our operating managers reduced working capital by $31 million. Nearly all operating units improved their economic value through higher operating earnings and reduced capital employed. Economic value improved $45 million in 2005 compared to 2004.
“In strategic actions, we strengthened core businesses, and exited non-core businesses. We consolidated and sold four facilities, and divested two non-strategic industrial lighting product lines, generating more than $20 million of additional cash flow.
“Recently we made the decision to exit the Leach refuse truck body business in order to improve operating earnings and allow management teams to focus on our areas of strength. Despite aggressive restructuring efforts in the past two years resulting in some significant operating improvements, we have concluded that shareholder capital and management resources would be better deployed elsewhere.
“We are optimistic about 2006. We are projecting revenue growth of about 6-8% and earnings, excluding tax and divestiture gains, to be up
10-15%. This improvement is in spite of the $.06 after-tax cost per share in higher compensation expense from expensing stock options and changes to our pension accounting assumptions. We also have a newly redefined strategic plan and are very excited about our long-term growth potential. The new Federal Signal vision, mission, and product leadership strategy will be introduced at our investor meeting on February 28, 2006.”
ORDERS AND BACKLOG
Orders rose 6% in the fourth quarter of 2005 to $302 million from $286 million in the comparable period of 2004. US municipal and government orders increased 6% from the 2004 period, supported by continued strong demand for fire apparatus. For the full year of 2005, US municipal and government orders increased 10% from 2004.
US industrial and commercial orders totaled $84 million in the fourth quarter of 2005, up 22% from the prior year. The most significant increases were in industrial vacuum trucks, hazardous area lighting, signaling and communications products, and tooling. For the full year of 2005, US industrial and commercial orders declined 6% from 2004, due to a $47 million parking system contract received in 2004. Excluding this contract, orders rose 10%, largely due to strength in industrial vacuum trucks throughout the year.
Orders for customers outside the US totaled $80 million in the fourth quarter of 2005, down 7% from the prior year. Growth in US exports, despite the stronger US dollar, was more than offset by lower orders in non-US operations, largely resulting from foreign currency translation, product line divestiture, and a particularly strong fourth quarter 2004 for Fire Rescue’s Finland operation.
At the end of 2005, the backlog totaled $390 million, down 6% from year-end 2004. The decline is attributed to improved throughput in US fire truck manufacturing operations and installations against the large parking system contract received in 2004.

GROUP RESULTS
Environmental Products Group
Segment results have been restated to exclude losses from Leach, which has been presented as a discontinued operation. Leach is a manufacturer of refuse truck bodies with operations in Medicine Hat, Alberta and offices in Appleton, Wisconsin. The Company is evaluating divestiture alternatives for this business.
Fourth quarter orders of $94 million exceeded the same period in the prior year by 16% with increases for all operations. Revenue for the quarter was up 15%, with particular strength in sales of vacuum trucks, sewer cleaners, and sweepers. Operating margin improved to 7.8% from 6.4% in the prior year period.
Full year orders of $362 million increased 16% with increases at all operations. US vacuum truck and sewer cleaner orders were strong throughout the year, and sweeper volumes were boosted by higher export demand. Revenue of $348 million was up 18% due to increased shipment volumes and higher pricing. Price increases were implemented in late-2004 and early-2005 to offset escalating raw material costs. The full year operating margin declined to 8.3% from 8.6% in 2004 as a result of increased spending on information technology and engineering, and for the China joint venture initiated in the year.
Fire Rescue Group
Fourth quarter 2005 orders of $102 million were essentially the same as the prior year period. Higher order levels in North America were offset by the timing on orders for the group’s Finland-based aerial equipment operation, which tend to be more volatile. Revenue in the quarter totaled $108 million, down 8% from the prior year period. Increased shipments from the Ocala, Florida facility were more than offset by lower shipments from Canada and Finland operations. Operating margin net of restructuring at 3.7% was sharply improved from the (9.8%) operating margin recorded for the same period of 2004. The fourth quarter of 2004 included a $10.6 million loss on a multi-year fire equipment contract and weak performance in Ocala operations. Fourth quarter 2005 showed improvements in overhead efficiency, reflecting in part the closure of the Preble, New York production facility, partly offset by increased incentive compensation expense.
For the full year, orders were flat with the prior year at $355 million. US municipal fire truck demand was strong throughout the year; however this increase was offset by lower international orders. Revenue rose 3% to $371 million and operating margin net of restructuring recovered to 0.9% due to performance improvements in the Ocala operation. Operating margin net of restructuring for the prior year was (5.1%) including the loss recorded on the multi-year fire equipment contract.
Safety Products Group
Fourth quarter 2005 orders of $66 million exceeded 2004 by 3% despite the divestiture of two industrial lighting product lines earlier in the year. Revenue increased 5% to $71 million from $68 million in the fourth quarter of 2004. The revenue increase was driven by airport parking system installations and increased demand for electrical products, and oil and mining related hazardous lighting products. Operating margin was slightly lower at 16.4% versus 16.6% in the prior year period due to higher incentive compensation and legal expenses.
Also in the fourth quarter of 2005, the Company shut down operations in a small, unprofitable Brazilian subsidiary which produced parking systems for the local market.

For the full year, orders declined 12% from the prior year to $260 million due to the sale of two industrial lighting product lines and lower bookings in airport parking systems. The prior year results included a $47 million parking system contract for the Port Authority of New York and New Jersey. Full year revenues increased 12% due to deliveries against this large parking system contract, as well as strength in police products, electrical products, and oil and mining related hazardous lighting products. Operating margin increased to 16.3% from 13.5% in the prior year as a result of the third quarter gain on the sale of two industrial lighting product lines.
Tool Group
Fourth quarter revenue was unchanged at $39 million. Increased revenue in local currencies was offset by less favorable foreign exchange rates. Operating margin excluding restructuring increased to 9.9% from 6.7% in the prior year period. The increase is due to pricing implemented to offset higher steel costs, and improved operational efficiency related to a business system implementation in the second half of 2004.
Full year revenue is essentially flat with 2004 at $162 million. Higher pricing in US operations, related to higher material costs, was offset by lower volume, primarily due to weakness in the US automotive market. Operating margin net of restructuring improved slightly to 10.3% from 10.2% in the prior year.
CORPORATE AND OTHER
Corporate expenses were $7.5 million in the fourth quarter of 2005, up $0.3 million from the prior year period, mainly due to higher incentive compensation expense. Full year corporate expenses increased 12% to $24 million as a result of higher incentive compensation, higher outside audit fees, and increased litigation loss reserves. Partly offsetting was a reduction in bad debt expense associated with the Company’s leasing portfolio.
DISCONTINUED OPERATIONS AND RESTRUCTURING
The Company has decided to sell its Leach refuse truck body operation based in Medicine Hat, Alberta. With the planned sale, Leach has been accounted for as a discontinued operation. Also discontinued was Federal APD do Brasil, a small parking system division located in Brazil. The Company reported a net after-tax loss from discontinued operations of $39 million in the fourth quarter and $52 million for the full year. Fourth quarter results included after-tax write-downs of $34 million for Leach and $2 million for the Brazilian parking operation. This compares with prior year after-tax income from discontinued operations of $6 million in the fourth quarter and after-tax loss of $12 million for the full year, including two operations sold in the fourth quarter 2004.
The Company incurred no net restructuring charges in the quarter for continuing operations. In the prior year period, $2.4 million in restructuring charges were reported, mainly related to the closure of a fire apparatus manufacturing plant in Preble, New York, and the curtailment of its tool manufacturing business in a small plant in France. Full year restructuring charges totaled $0.7 million in 2005 and $7.0 million in 2004.
For discontinued operations, the Company incurred restructuring charges in 2004 and 2005 related to the consolidation of two manufacturing plants in the refuse division. In 2005, these restructuring charges were $0.7 million in the fourth quarter and $2.0 million for the full year. In 2004, these restructuring charges were $1.9 million in the fourth quarter and $8.4 million for the full year. These amounts have been reported as part of the loss from discontinued operations.
CASH FLOW AND LIQUIDITY
Operating cash flow in the fourth quarter of 2005 was strong at $34 million. This compares to $18 million in the fourth quarter 2004, which included $5 million of pension fund contributions. Full year 2005 cash flow from operations totaled $73 million after $8 million in pension contributions. This represents an increase from $53 million in 2004. The improvement reflects better working capital utilization and stronger operating earnings.
At year-end 2005, operating working capital totaled $219 million, which represents a $31 million reduction from year-end 2004, despite higher sales volumes. Average operating working capital requirements as a percentage of sales improved to 19.7% from 24.5% at the same time in the prior year.
Manufacturing debt as a percentage of capitalization was 43% at year-end, against 38% at the end of the third quarter, mainly attributable to unusually high cash balances which will be applied in 2006 to reduce maturing debt. Manufacturing debt net of cash as a percent of capitalization totaled 34% at year-end, unchanged from the end of the third quarter and down from 36% at the end of 2004.
On February 3, 2006 the company amended its revolving credit agreement, increasing the line from $75 million to $110 million and extending the term from November 2006 through March 2009. The new agreement has substantially the same financial covenants: minimum net worth of $350 million, maximum manufacturing debt to capitalization of 60% and minimum interest coverage of 2.5 to 3 times. The drawn borrowing rate under the new agreement has increased to Libor + 1.75% from Libor +1.10%. The Company is in compliance with all debt covenants.
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Federal Signal will host its fourth quarter conference call Tuesday, February 21, 2006 at 11:00 a.m. Eastern Time to highlight results of the quarter, and discuss the company’s outlook. The call will last approximately one hour. You may listen to the conference call over the Internet through Federal Signal’s website at http://www.federalsignal.com. If you are unable to listen to the live broadcast, a replay accessible from the company website will be available shortly after the call.
Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company’s shares are traded on the New York Stock Exchange under the symbol FSS.
This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission. The company expects to file its audited financial statements and Form 10-K on or before March 1, 2006.
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FEDERAL SIGNAL CORPORATION (NYSE)
Consolidated Financial Data
For the Fourth Quarter and Full Year 2005 (unaudited) and 2004
(in millions except per share data)

			Percent
	2005	2004	change
Quarter December 31:
Revenues	$306.8	$300.4	2%
Income:
Income from continuing operations	13.5	(.1)	NM
(Loss) from discontinued operations, net of tax	(37.8)	(6.2)
(Loss) gain on sale of discontinued operations, net of tax	(1.6)	12.4

Net (loss) income	(25.9)	6.1	NM

Share earns (diluted):
Income from continuing operations	.28
(Loss) from discontinued operations, net of tax	(.79)	(.13)
(Loss) income on sale of discontinued operations, net of tax	(.03)	.26

Net (loss) income*	(.54)	.13	NM

* amounts may not add due to rounding

Average common shares outstanding	48.1	48.1

Sales	$306.8	$300.4	2%
Cost of sales	(226.7)	(241.2)
Operating expenses	(61.1)	(59.1)
Gain on sale of product line
Restructuring charges		(2.4)

Operating income (loss)	19.0	(2.3)	NM
Interest expense	(5.4)	(5.5)
Other income	.9	1.1

Income (loss) before income taxes	14.5	(6.7)
Income taxes	(1.0)	6.6

Income from continuing operations	13.5	(.1)	NM
Income from discontinued operations, net of tax	(37.8)	(6.2)
(Loss) gain on sale of discontinued operations, net of tax	(1.6)	12.4

Net (loss) income	$(25.9)	$6.1	NM

Gross margin on sales	26.1%	19.7%
Operating margin on sales	6.2%	-0.8%
Comprehensive (loss) income	(34.7)	14.5

			Percent
	2005	2004	change
12 months:
Revenues	$1,156.9	$1,063.9	9%
Income:
Income from continuing operations	47.3	9.5	398%
(Loss) from discontinued operations, net of tax	(50.3)	(18.5)
(Loss) gain on sale of discontinued operations, net of tax	(1.6)	6.7

Net (loss)	(4.6)	(2.3)	NM

Share earns (diluted):
Income from continuing operations	.98	.20	390%
(Loss) from discontinued operations, net of tax	(1.05)	(.39)
(Loss) gain on sale of discontinued operations, net of tax	(.03)	.14

Net (loss)*	(.10)	(.05)	NM

* amounts may not add due to rounding

Average common shares outstanding	48.2	48.1

Sales	$1,156.9	$1,063.9	9%
Cost of sales	(865.4)	(814.9)
Operating expenses	(228.3)	(213.6)
Gain on sale of product line	6.7
Restructuring charges	(.7)	(7.0)

Operating income	69.2	28.4	144%
Interest expense	(23.1)	(20.6)
Other income (expense)	.2	(2.9)

Income before income taxes	46.3	4.9
Income taxes	1.0	4.6

Income from continuing operations	47.3	9.5	398%
(Loss) from discontinued operations, net of tax	(50.3)	(18.5)
(Loss) gain on sale of discontinued operations, net of tax	(1.6)	6.7

Net (loss)	$(4.6)	$(2.3)	NM

Gross margin on sales	25.2%	23.4%
Operating margin on sales	6.0%	2.7%
Net cash provided by (used for) operations:
Net (loss)	$(4.6)	$(2.3)
Gain on sale of product line	(6.7)
Depreciation and amortization	23.6	18.6
Pension contributions	(7.7)	(5.2)
Lease financing and other receivables	27.2	31.0
Working capital changes and other	41.1	10.4

Net cash provided by operations	72.9	52.5	39%

Capital expenditures	19.5	26.2
Comprehensive (loss) income	(21.9)	6.4

*	certain reclassifications have been made to conform to current classifications

			Percent
	2005	2004	change
Group results:
Quarter December 31:
Revenues
Environmental Products	$88.5	$76.8	15%
Fire Rescue	107.7	116.8	-8%
Safety Products	71.2	68.1	5%
Tool	39.4	38.7	2%

Total group revenues	$306.8	$300.4	2%

Operating income (loss)*
Environmental Products	$6.9	$4.9	41%
Fire Rescue	4.0	(11.5)	NM
Safety Products	11.7	11.3	4%
Tool	3.9	2.6	50%

Total group operating income	26.5	7.3	263%
Corporate	(7.5)	(7.2)
Restructuring charges		(2.4)

Total operating income (loss)	$19.0	$(2.3)

12 months:
Revenues
Environmental Products	$347.7	$294.6	18%
Fire Rescue	371.2	360.9	3%
Safety Products	276.5	247.4	12%
Tool	161.5	161.0	0%

Total group revenues	$1,156.9	$1,063.9	9%

Operating income (loss)*
Environmental Products	$28.9	$25.2	15%
Fire Rescue	3.2	(18.5)	NM
Safety Products	45.0	33.5	34%
Tool	16.6	16.5	1%

Total group operating income	93.7	56.7	65%
Corporate	(23.8)	(21.3)
Restructuring charges	(.7)	(7.0)

Total operating income	$69.2	$28.4

*	reported amounts for groups and corporate are before restructuring charges; certain reclassifications have been made to conform to current classifications

Reconciliation of Operating Incomes and Margins to
Amounts Excluding Restructuring Charges
The following table summarizes the restructuring charges incurred by the company during 2005 and 2004. The company believes that since the restructuring charges are unusual in nature, it is appropriate to provide the reader an analysis of the effects of these charges on operating income and margins. Accordingly, the company has chosen to refer to comparative amounts between periods excluding the restructuring charges in its discussion of operations.

	2005			2004
			Operating			Operating
			income			income
			excluding			excluding
	Operating	Restructuring	restructuring	Operating	Restructuring	restructuring
	income	charges	charges	income	charges	charges
Quarter December 31:
Operating income (loss)
Environmental Products	6.9	—	6.9	4.9	—	4.9
Fire Rescue	3.8	(0.2)	4.0	(13.9)	(2.4)	(11.5)
Safety Products	11.7	—	11.7	11.3	—	11.3
Tool	4.1	0.2	3.9	2.6	—	2.6

	26.5	(0.0)	26.5	4.9	(2.4)	7.3
Corporate	(7.5)	—	(7.5)	(7.2)	—	(7.2)

Total before restructurings	19.0	(0.0)	19.0	(2.3)	(2.4)	0.1
Restructuring charges	—	—	—	—	2.4	(2.4)

Total operating income(loss)	19.0	(0.0)	19.0	(2.3)	—	(2.3)

Operating margin
Environmental Products	7.8%		7.8%	6.4%		6.4%
Fire Rescue	3.5%	-0.2%	3.7%	-11.9%	-2.1%	-9.8%
Safety Products	16.4%		16.4%	16.6%		16.6%
Tool	10.4%	0.5%	9.9%	6.7%		6.7%
Total company	6.2%		6.2%	-0.8%	-0.8%	0.0%

12 months:
Operating income (loss)
Environmental Products	28.9	—	28.9	25.2	—	25.2
Fire Rescue	2.3	(0.9)	3.2	(23.9)	(5.4)	(18.5)
Safety Products	45.0	—	45.0	33.5	—	33.5
Tool	16.8	0.2	16.6	15.3	(1.2)	16.5

	93.0	(0.7)	93.7	50.1	(6.6)	56.7
Corporate	(23.8)	—	(23.8)	(21.7)	(0.4)	(21.3)

Total before restructurings	69.2	(0.7)	69.9	28.4	(7.0)	35.4
Restructuring charges		0.7	(0.7)		7.0	(7.0)

Total operating income	69.2	—	69.2	28.4	—	28.4

Operating margin
Environmental Products	8.3%		8.3%	8.6%		8.6%
Fire Rescue	0.6%	-0.2%	0.9%	-6.6%	-1.5%	-5.1%
Safety Products	16.3%		16.3%	13.5%		13.5%
Tool	10.4%	0.1%	10.3%	9.5%	-0.7%	10.2%
Total company	6.0%	-0.1%	6.0%	2.7%	-0.7%	3.3%

	December 31	December 31
	2005	2004
	(unaudited)
Assets
Manufacturing activities:-
Current assets:
Cash and cash equivalents	$91.9	$14.9
Trade accounts receivable, net of allowances for doubtful accounts	170.0	192.1
Inventories	158.0	153.1
Other current assets	40.2	19.3

Total current assets	460.1	379.4
Properties and equipment	92.8	100.8
Goodwill, net of accumulated amortization	333.4	337.1
Other deferred charges and assets	40.0	43.3

Total manufacturing assets	926.3	860.6
Net assets of discontinued operations	39.4	75.3
Financial services activities — Lease financing receivables, net of allowances for doubtful accounts	169.2	196.5

Total assets	$1,134.9	$1,132.4

Liabilities
Manufacturing activities:-
Current liabilities:
Short-term borrowings	$72.6	$18.9
Trade accounts payable	75.6	70.3
Accrued liabilities and income taxes	131.6	128.1

Total current liabilities	279.8	217.3
Long-term borrowings	203.7	215.7
Long-term pension and other liabilities	50.5	34.3
Deferred income taxes	41.4	56.6

Total manufacturing liabilities	575.4	523.9

Financial services activities — Borrowings	158.9	178.4
Net liabilities of discontined operations	24.3	17.4
Shareholders’ equity	376.3	412.7

Total liabilities and shareholders’ equity	$1,134.9	$1,132.4

Supplemental data:
Manufacturing debt	276.3	234.6
Debt-to-capitalization ratio:
Manufacturing	43%	37%
Financial services	94%	91%

*	certain reclassifications have been made to conform to current classifications
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